EXHIBIT 99.1

Oxford: Owner of Tommy Bahama, Lilly Pulitzer and Johnny Was Reports Record Third Quarter Sales and Gross Margin

  Third quarter sales increased 26% to $313 million
  Gross margin improved 160 basis points on a GAAP basis and 120 basis points on an adjusted basis
  Third quarter GAAP EPS of $1.22 and record third quarter adjusted EPS of $1.46
  Raises full-year sales and EPS guidance on strong third-quarter results

ATLANTA, Dec. 07, 2022 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2022 third quarter ended October 29, 2022.

Consolidated net sales in the third quarter of fiscal 2022 increased 26% to $313 million compared to $248 million in the third quarter of fiscal 2021. Earnings per share (EPS) on a GAAP basis were $1.22 compared to $1.54 in the third quarter of fiscal 2021. On an adjusted basis, EPS increased to $1.46 compared to $1.19 in the third quarter of fiscal 2021.

Consolidated net sales in the first nine months of fiscal 2022 increased 22% to $1,029 million compared to $842 million in the first nine months of fiscal 2021. EPS on a GAAP basis increased to $8.19 compared to $6.29 in the first nine months of fiscal 2021. On an adjusted basis, EPS increased to $8.59 compared to $6.32 in the first nine months of fiscal 2021.

Tom Chubb, Chairman and CEO, commented, “We are very pleased to be reporting record sales, gross margin and adjusted earnings for the sixth consecutive quarter. Our exceptional third quarter results were driven by the continued strength at our largest brand, Tommy Bahama, where we increased our sales 20% year-over-year, combined with strong top line growth across our entire portfolio of brands. Importantly, our performance was highlighted by another period of robust full-price selling as our merchandise offerings continue to resonate strongly with our core consumers. We also advanced our long-term strategy with our acquisition of the Johnny Was brand and the announcement of the first Tommy Bahama branded resort, the Tommy Bahama Miramonte Resort in Indian Wells, California, which is scheduled to open in late 2023.”

Mr. Chubb concluded, “We kicked off the holiday season with excellent Thanksgiving weekend selling and are optimistic that we can deliver a strong fourth quarter to complete an excellent year. As we head into the final stretch of the year, we are grateful as always for our incredible colleagues who are the key to all our success.”

Third Quarter of Fiscal 2022 versus Fiscal 2021

Net Sales by Operating Group	Third Quarter
($ in millions)	2022	2021	% Change
Tommy Bahama	$178.6	$148.5	20%
Lilly Pulitzer	84.1	72.2	16%
Emerging Brands	26.9	22.1	22%
Other	0.8	0.8	nm
Acquired or Exited Businesses
Johnny Was (acquired 9/19/2022)	22.7	0	nm
Lanier Apparel (exited 3Q21)	0.0	4.2	nm
Total Company	$313.0	$247.7	26%
  Consolidated net sales increased 26% to $313 million, including contribution of $23 million of Johnny Was revenue in the six-week post-acquisition period, from $248 million last year. This increase includes the following growth in each of our distribution channels.

    Full-price DTC sales increased $35 million, or 24%, to $178 million versus the third quarter of fiscal 2021, including $18 million of DTC sales in Johnny Was and a 12% aggregate increase in DTC sales in Tommy Bahama, Lilly Pulitzer and Emerging Brands.

      Full-price retail sales of $98 million were 22% higher than the third quarter of fiscal 2021, including $8 million of full-price retail sales in Johnny Was and a 12% aggregate increase in full-price retail sales in Tommy Bahama, Lilly Pulitzer and Emerging Brands.

      Full price e-commerce sales grew 26% to $80 million compared to the third quarter of fiscal 2021, including $9 million of full-price e-commerce sales in Johnny Was and a 12% aggregate increase in full-price e-commerce sales in Tommy Bahama, Lilly Pulitzer and Emerging Brands.

    Sales from the Lilly Pulitzer flash sale were $28 million versus $19 million in the third quarter of fiscal 2021.

    Outlet sales were $15 million, a 15% increase versus the third quarter of fiscal 2021.

    Restaurant sales grew 17% to $23 million compared to the third quarter of fiscal 2021.

    Wholesale sales of $69 million were 32% higher than the third quarter of fiscal 2021.The third quarter of fiscal 2022 included $5 million of wholesale sales of Johnny Was, while the third quarter of fiscal 2021 included $4 million of wholesale sales of Lanier Apparel.

  Gross margin increased to 63.2% compared to 61.6% in the third quarter of fiscal 2021. The gross margin increase was driven by lower freight costs relative to last year, the favorable impact of LIFO accounting, higher IMUs and the exit of the Lanier Apparel business, partially offset by a larger flash sale at Lilly Pulitzer and an inventory step-up charge from the Johnny Was acquisition. On an adjusted basis, gross margin increased to 63.4% compared to 62.2% in the third quarter of fiscal 2021.

  SG&A was $175 million compared to $138 million in the third quarter of fiscal 2021, increasing primarily due to SG&A associated with Johnny Was, including operational SG&A, transaction and integration costs, and amortization of intangible assets, as well as increases in our other businesses for employment costs, advertising costs, variable expenses and other expenses to support sales growth. On an adjusted basis, SG&A was $171 million in the third quarter of fiscal 2022 compared to $131 million for the same period of fiscal 2021.

  Royalties and other operating income decreased by $11 million to $5 million. This decrease was primarily driven by a $12 million gain on the sale of an unconsolidated entity in the third quarter of fiscal 2021, which is excluded from adjusted earnings. Royalties increased in both Tommy Bahama and Lilly Pulitzer.

  Operating income was $27 million, compared to $31 million in the third quarter of fiscal 2021. This decrease reflects the gain on a sale of an unconsolidated entity in fiscal 2021, which was partially offset by improved operating income in Tommy Bahama. On an adjusted basis, operating income increased to $33 million compared to $27 million in the third quarter of fiscal 2021.

  The effective tax rate in the third quarter of fiscal 2022 was 26% versus 15% in the prior year, which included the utilization of previous capital losses to substantially offset the gain recognized on the sale of an unconsolidated entity.

Balance Sheet and Liquidity

Inventory increased $81 million on a LIFO basis and $90 million, or 61%, on a FIFO basis compared to the end of the third quarter of fiscal 2021. Inventory balances at October 29, 2022 represent a more normalized level after inventory levels were lower than optimal throughout fiscal 2021 when a stronger than expected rebound in consumer demand outpaced inventory purchases. Also, the inventory increase reflects: (i) $25 million of Johnny Was inventory, (ii) the early receipt of incremental inventory of approximately $20 million to mitigate supply chain delays or disruptions, (iii) anticipated sales increases in the fourth quarter of fiscal 2022 and early part of fiscal 2023 and (iv) higher product costs. Compared to the end of the third quarter of fiscal 2019, on a FIFO basis inventory increased by 14% while the sales for the first nine months of fiscal 2022 were 25% higher than the first nine months of fiscal 2019.

As of October 29, 2022, the Company had $15 million of cash and cash equivalents versus $188 million of cash, cash equivalents and short-term investments at the end of the third quarter of fiscal 2021. The Company had $130 million of borrowings outstanding under its revolving credit agreement at the end of the third quarter of fiscal 2022, increasing from no borrowings at the end of the prior-year period. Both the decrease in cash and short-term investments and increase in debt are primarily due to funding of the Johnny Was acquisition.

Dividend and Share Repurchase

The Board of Directors declared a quarterly cash dividend of $0.55 per share. The dividend is payable on January 27, 2023 to shareholders of record as of the close of business on January 13, 2023. The Company has paid dividends every quarter since it became publicly owned in 1960.

As of December 1, 2022, the Company completed the $100 million 10b5-1 share repurchase plan entered into in December 2021. Under this plan, the Company repurchased approximately 1.1 million shares (representing over 6% of total shares outstanding) at an average price of $90 per share. This consists of $8 million in the fourth quarter of fiscal 2021, $43 million in the first quarter of fiscal 2022, $30 million in the second quarter of fiscal 2022, $14 million in the third quarter of fiscal 2022 and $5 million subsequent to quarter-end.

Outlook

For fiscal 2022 ending on January 28, 2023, the Company raised its previously issued guidance. The Company now expects net sales in a range of $1.395 billion to $1.410 billion as compared to net sales of $1.142 billion in fiscal 2021. In fiscal 2022, GAAP EPS is expected to be between $9.89 and $10.04. Adjusted EPS is expected to be between $10.60 and $10.75. This compares to GAAP EPS of $7.78 and adjusted EPS of $7.99 in fiscal 2021.

For the fourth quarter of fiscal 2022, the Company expects net sales to be between $366 million and $381 million compared to net sales of $300 million in the fourth quarter of fiscal 2021. GAAP EPS is expected to be in a range of $1.70 to $1.85 in the fourth quarter. Adjusted EPS is expected to be between $2.01 and $2.16. This compares with EPS of $1.50 on a GAAP basis and $1.68 on an adjusted basis in the fourth quarter of fiscal 2021.

The Company’s effective tax rate is expected to be between 24% and 25% for fiscal 2022.

Capital expenditures in fiscal 2022 are expected to be approximately $50 million, primarily reflecting investments in information technology initiatives, the development of new direct to consumer locations, including construction of a new Marlin Bar opening in 2023 in Palm Beach Gardens, and remodeling existing stores. Capital expenditures were $32 million in fiscal 2021.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through December 21, 2022 by dialing (412) 317-6671 access code 13734656.

About Oxford

Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer®, Johnny Was®, Southern Tide®, The Beaufort Bonnet Company® and Duck Head® lifestyle brands. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Basis of Presentation

All per share information is presented on a diluted basis.

Non-GAAP Financial Information

The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP).  To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods.  These measures include adjusted earnings, adjusted earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A, and adjusted operating income, among others.

Management uses these non-GAAP financial measures in making financial, operational, and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others.  Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.

Safe Harbor

This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which typically are not historical in nature. We intend for all forward-looking statements contained herein, in our press releases or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, demand for our products, which may be impacted by competitive conditions and/or evolving consumer shopping patterns; macroeconomic factors that may impact consumer discretionary spending and pricing levels for apparel and related products, many of which may be impacted by current inflationary pressures, rising interest rates or general economic uncertainty; acquisition activities (such as our recent acquisition of Johnny Was), including our ability to integrate key functions, recognize anticipated synergies and minimize related disruptions or distractions to our business as a result of these activities; the impact of the coronavirus (COVID-19) pandemic on our business, operations and financial results; supply chain disruptions; costs and availability of labor and freight deliveries; costs of products as well as the raw materials used in those products; energy costs; our ability to be more hyper-digital and respond to rapidly changing consumer expectations; the ability of business partners, including suppliers, vendors, licensees and landlords, to meet their obligations to us and/or continue our business relationship to the same degree in light of current or future staffing shortages, liquidity challenges and/or bankruptcy filings; retention of and disciplined execution by key management and other critical personnel; cybersecurity breaches and ransomware attacks, as well as our and our third party vendors’ ability to properly collect, use, manage and secure business, consumer and employee data; changes in international, federal or state tax, trade and other laws and regulations, including the potential imposition of additional duties; the timing of shipments requested by our wholesale customers; weather; fluctuations and volatility in global financial and/or real estate markets; the timing and cost of retail store and food and beverage location openings and remodels, technology implementations and other capital expenditures; store closures or other operating restrictions due to COVID-19, natural disaster or otherwise; expected outcomes of pending or potential litigation and regulatory actions; the increased consumer, employee and regulatory focus on climate change and environmental, social and governance issues; the regulation or prohibition of goods sourced, or containing raw materials or components, from certain regions and our ability to evidence compliance; access to capital and/or credit markets; factors that could affect our consolidated effective tax rate; the risk of impairment to goodwill and other intangible assets; and geopolitical risks, including those related to the war between Russia and Ukraine. Forward-looking statements reflect our expectations at the time such forward-looking statements are made, based on information available at such time, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I. Item 1A. Risk Factors contained in our Annual Report on Form 10-K for Fiscal 2021, and those described from time to time in our future reports filed with the SEC. We caution that one should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:	Jevon Strasser
E-mail:	InvestorRelations@oxfordinc.com

Oxford Industries, Inc.
Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)

	October 29, 2022	October 30, 2021
ASSETS
Current Assets
Cash and cash equivalents	$14,976	$37,976
Short-term investments	—	150,036
Receivables, net	64,497	46,266
Inventories, net	171,639	90,981
Income tax receivable	19,740	18,085
Prepaid expenses and other current assets	28,643	23,609
Total Current Assets	$299,495	$366,953
Property and equipment, net	173,391	156,672
Intangible assets, net	287,626	155,527
Goodwill	116,268	23,909
Operating lease assets	237,078	200,508
Other assets, net	26,459	29,234
Total Assets	$1,140,317	$932,803
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$72,932	$64,709
Accrued compensation	36,150	32,744
Current portion of operating lease liabilities	62,349	58,287
Accrued expenses and other liabilities	58,964	51,432
Total Current Liabilities	$230,395	$207,172
Long-term debt	130,449	—
Non-current portion of operating lease liabilities	225,921	206,484
Other non-current liabilities	18,058	21,779
Deferred income taxes Shareholders’ Equity	2,455	1,899
Common stock, $1.00 par value per share	15,815	16,891
Additional paid-in capital	169,063	160,421
Retained earnings	351,731	321,238
Accumulated other comprehensive loss	(3,570)	(3,081)
Total Shareholders’ Equity	$533,039	$495,469
Total Liabilities and Shareholders’ Equity	$1,140,317	$932,803

Oxford Industries, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Third Quarter		First Nine Months
	Fiscal 2022	Fiscal 2021	Fiscal 2022	Fiscal 2021
Net sales	$313,033	$247,729	$1,029,044	$842,163
Cost of goods sold	115,339	95,191	372,824	313,414
Gross profit	$197,694	$152,538	$656,220	$528,749
SG&A	175,027	137,505	495,574	420,997
Royalties and other operating income	4,648	15,574	18,018	25,744
Operating income	$27,315	$30,607	$178,664	$133,496
Interest expense, net	698	222	1,214	685
Earnings before income taxes	$26,617	$30,385	$177,450	$132,811
Income tax expense	6,951	4,400	43,764	26,898
Net earnings	$19,666	$25,985	$133,686	$105,913
Net earnings per share:
Basic	$1.25	$1.56	$8.36	$6.37
Diluted	$1.22	$1.54	$8.19	$6.29
Weighted average shares outstanding:
Basic	15,740	16,649	15,992	16,627
Diluted	16,139	16,872	16,333	16,841
Dividends declared per share	$0.55	$0.42	$1.65	$1.21

Oxford Industries, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	First Nine Months
	Fiscal 2022	Fiscal 2021
Cash Flows From Operating Activities:
Net earnings Adjustments to reconcile net earnings to cash flows from operating activities:	$133,686	$105,913
Depreciation	31,126	28,592
Amortization of intangible assets	2,322	660
Equity compensation expense	7,796	5,854
Gain on sale of investment in unconsolidated entity	—	(11,586)
Amortization of deferred financing costs	258	258
Change in fair value of contingent consideration	—	786
Deferred income taxes	(456)	3,115
Changes in operating assets and liabilities, net of acquisitions and dispositions:		—
Receivables, net	(21,230)	(14,341)
Inventories, net	(31,332)	32,544
Income tax receivable	(12)	(109)
Prepaid expenses and other current assets	(5,644)	(3,238)
Current liabilities	(23,271)	10,361
Other balance sheet changes	(6,988)	(1,724)
Cash provided by operating activities	$86,255	$157,085
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(263,656)	—
Purchases of property and equipment	(32,331)	(25,132)
Purchases of short-term investments	(70,000)	(150,000)
Proceeds from short-term investments	234,837	—
Proceeds from sale of investment in unconsolidated entity	—	14,586
Other investing activities	1,450	(2,000)
Cash used in investing activities	$(129,700)	$(162,546)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(45,262)	—
Proceeds from revolving credit arrangements	175,711	—
Repurchase of common stock	(86,804)	—
Proceeds from issuance of common stock	1,263	1,044
Repurchase of equity awards for employee tax withholding liabilities	(3,166)	(2,983)
Cash dividends paid	(26,572)	(20,447)
Other financing activities	(2,010)	(749)
Cash provided by (used in) financing activities	$13,160	$(23,135)
Net change in cash and cash equivalents	(30,285)	(28,596)
Effect of foreign currency translation on cash and cash equivalents	402	559
Cash and cash equivalents at the beginning of year	44,859	66,013
Cash and cash equivalents at the end of period	$14,976	$37,976

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)

	Third Quarter			First Nine Months
AS REPORTED	Fiscal 2022	Fiscal 2021	% Change	Fiscal 2022	Fiscal 2021	% Change
Tommy Bahama
Net sales	$178.6	$148.5	20.3%	$650.7	$514.0	26.6%
Gross profit	$115.6	$91.8	26.0%	$419.8	$326.7	28.5%
Gross margin	64.7%	61.8%		64.5%	63.6%
Operating income	$19.0	$5.5	243.2%	$130.5	$73.5	77.5%
Operating margin	10.6%	3.7%		20.1%	14.3%
Lilly Pulitzer
Net sales	$84.1	$72.2	16.5%	$264.8	$233.1	13.6%
Gross profit	$53.0	$48.7	8.9%	$179.8	$161.7	11.2%
Gross margin	63.0%	67.4%		67.9%	69.4%
Operating income	$12.7	$16.0	(20.6)%	$60.4	$61.7	(2.2)%
Operating margin	15.1%	22.2%		22.8%	26.5%
Johnny Was(1)
Net sales	$22.7	$0.0	100.0%	$22.7	$0.0	100.0%
Gross profit	$14.6	$0.0	100.0%	$14.6	$0.0	100.0%
Gross margin	64.4%	0.0%		64.4%	0.0%
Operating income	$0.1	$0.0	100.0%	$0.1	$0.0	100.0%
Operating margin	0.5%	0.0%		0.5%	0.0%
Emerging Brands (2)
Net sales	$26.9	$22.1	21.9%	$88.6	$67.3	31.6%
Gross profit	$13.4	$11.8	14.1%	$43.9	$36.3	21.0%
Gross margin	49.9%	53.3%		49.6%	53.9%
Operating income	$3.7	$4.1	(9.1)%	$15.5	$13.6	13.9%
Operating margin	13.9%	18.6%		17.4%	20.1%
Lanier Apparel
Net sales	$0.0	$4.2	(100.0)%	$0.0	$24.7	(100.0)%
Gross profit	$0.0	$2.2	(100.0)%	$0.0	$12.3	(100.0)%
Gross margin	0.0%	51.9%		0.0%	49.5%
Operating income	$0.0	$0.3	(100.0)%	$0.0	$2.1	(100.0)%
Operating margin	0.0%	8.2%		0.0%	8.3%
Corporate and Other (2)
Net sales	$0.8	$0.8	(5.2)%	$2.4	$3.0	(22.4)%
Gross profit	$1.0	$(1.9)	NM	$(1.9)	$(8.2)	NM
Operating (loss) income	$(8.2)	$4.6	NM	$(27.8)	$(17.4)	NM
Consolidated
Net sales	$313.0	$247.7	26.4%	$1,029.0	$842.2	22.2%
Gross profit	$197.7	$152.5	29.6%	$656.2	$528.7	24.1%
Gross margin	63.2%	61.6%		63.8%	62.8%
SG&A	$175.0	$137.5	27.3%	$495.6	$421.0	17.7%

SG&A as % of net sales	55.9%	55.5%		48.2%	50.0%
Operating income	$27.3	$30.6	(10.8)%	$178.7	$133.5	33.8%
Operating margin	8.7%	12.4%		17.4%	15.9%
Earnings before income taxes	$26.6	$30.4	(12.4)%	$177.5	$132.8	33.6%
Net earnings	$19.7	$26.0	(24.3)%	$133.7	$105.9	26.2%
Net earnings per diluted share	$1.22	$1.54	(20.8)%	$8.19	$6.29	30.2%
Weighted average shares outstanding - diluted	16.1	16.9	(4.3)%	16.3	16.8	(3.0)%

	Third Quarter			First Nine Months
ADJUSTMENTS	Fiscal 2022	Fiscal 2021%	Change	Fiscal 2022	Fiscal 2021	% Change
LIFO adjustments(3)	$(0.7)	$2.2		$3.1	$9.6
Inventory step-up charge in Johnny Was(4)	$1.4	$0.0		$1.4	$0.0
Lanier Apparel exit charges in cost of goods sold(5)	$0.0	$(0.7)		$0.0	$(2.8)
Tommy Bahama lease termination charges(6)	$0.0	$4.9		$0.0	$4.9
Amortization of Johnny Was intangible assets(7)	$1.6	$0.0		$1.6	$0.0
Amortization of Southern Tide intangible assets(8)	$0.0	$0.1		$0.0	$0.2
TBBC change in fair value of contingent consideration(9)	$0.0	$0.8		$0.0	$0.8
Lanier Apparel exit charges in SG&A(10)	$0.0	$0.6		$0.0	$3.8
Transaction expenses and integration costs associated with the Johnny
Was acquisition(11)	$2.8	$0.0		$2.8	$0.0
Gain on sale of investment in unconsolidated entity(12)	$0.0	$(11.6)		$0.0	$(11.6)
Impact of income taxes(13)	$(1.3)	$(2.1)		$(2.2)	$(4.4)
Adjustment to net earnings(14)	$3.9	$(5.9)		$6.7	$0.5
AS ADJUSTED
Tommy Bahama
Net sales	$178.6	$148.5	20.3%	$650.7	$514.0	26.6%
Gross profit	$115.6	$91.8	26.0%	$419.8	$326.7	28.5%
Gross margin	64.7%	61.8%		64.5%	63.6%
Operating income	$19.0	$10.4	82.9%	$130.5	$78.4	66.5%
Operating margin	10.6%	7.0%		20.1%	15.2%
Lilly Pulitzer
Net sales	$84.1	$72.2	16.5%	$264.8	$233.1	13.6%
Gross profit	$53.0	$48.7	8.9%	$179.8	$161.7	11.2%
Gross margin	63.0%	67.4%		67.9%	69.4%
Operating income	$12.7	$16.0	(20.6)%	$60.4	$61.7	(2.2)%
Operating margin	15.1%	22.2%		22.8%	26.5%
Johnny Was(1)
Net sales	$22.7	$0.0	100.0%	$22.7	$0.0	100.0%
Gross profit	$16.0	$0.0	100.0%	$16.0	$0.0	100.0%
Gross margin	70.5%	0.0%		70.5%	0.0%
Operating income	$3.1	$0.0	100.0%	$3.1	$0.0	100.0%
Operating margin	13.8%	0.0%		13.8%	0.0%
Emerging Brands (2)
Net sales	$26.9	$22.1	21.9%	$88.6	$67.3	31.6%
Gross profit	$13.4	$11.8	14.1%	$43.9	$36.3	21.0%
Gross margin	49.9%	53.3%		49.6%	53.9%
Operating income	$3.7	$5.0	(24.8)%	$15.5	$14.6	6.1%
Operating margin	13.9%	22.5%		17.4%	21.6%
Lanier Apparel
Net sales	$0.0	$4.2	(100.0)%	$0.0	$24.7	(100.0)%
Gross profit	$0.0	$1.5	(100.0)%	$0.0	$9.4	(100.0)%
Gross margin	0.0%	35.7%		0.0%	38.1%

Operating income	$0.0	$0.2	(100.0)%	$0.0	$3.0	(100.0)%
Operating margin	0.0%	5.3%		0.0%	12.2%
Corporate and Other (2)
Net sales	$0.8	$0.8	(5.2)%	$2.4	$3.0	(22.4)%
Gross profit	$0.4	$0.3	NM	$1.2	$1.4	NM
Operating loss	$(6.1)	$(4.7)	NM	$(21.9)	$(19.3)	NM
Consolidated
Net sales	$313.0	$247.7	26.4%	$1,029.0	$842.2	22.2%
Gross profit	$198.4	$154.1	28.8%	$660.7	$535.5	23.4%
Gross margin	63.4%	62.2%		64.2%	63.6%
SG&A	$170.6	$131.2	30.0%	$491.2	$411.4	19.4%
SG&A as % of net sales	54.5%	53.0%		47.7%	48.8%
Operating income	$32.5	$26.8	21.1%	$187.6	$138.3	35.6%
Operating margin	10.4%	10.8%		18.2%	16.4%
Earnings before income taxes	$31.8	$26.6	19.5%	$186.3	$137.7	35.4%
Net earnings	$23.5	$20.1	17.2%	$140.4	$106.4	31.9%
Net earnings per diluted share	$1.46	$1.19	22.7%	$8.59	$6.32	35.9%

	Third Quarter Fiscal 2022 Actual	Third Quarter Fiscal 2022 Guidance(15)	Third Quarter Fiscal 2021 Actual	First Nine Months Fiscal 2022 Actual	First Nine Months Fiscal 2021 Actual
Net earnings per diluted share:
GAAP basis	$1.22	$ n/a (15)	$1.54	$8.19	$6.29
LIFO adjustments(16)	(0.03)	0.00	0.10	0.14	0.42
Inventory step-up charges in Johnny Was(17)	0.06	0.00	0.00	0.06	0.00
Tommy Bahama lease termination charges(18)	0.00	0.00	0.21	0.00	0.21
Amortization of recently acquired intangible assets(19)	0.08	0.00	0.00	0.08	0.01
TBBC change in fair value of contingent consideration(20)	0.00	0.00	0.03	0.00	0.03
Lanier Apparel exit charges(21)	0.00	0.00	(0.01)	0.00	0.04
Transaction expenses and integration costs associated with the
Johnny Was acquisition(22)	0.13	0.00	0.00	0.13	0.00
Gain on sale of investment in unconsolidated entity(23)	0.00	0.00	(0.68)	0.00	(0.68)
As adjusted(14)	$1.46	$ 1.10 - 1.30	$1.19	$8.59	$6.32

	Fourth Quarter	Fourth Quarter
	Fiscal 2022 Guidance(24)	Fiscal 2021 Actual
Net earnings per diluted share:
GAAP basis	$ 1.70 - 1.85	$1.50
LIFO adjustments(16)	0.00	0.27
Inventory step-up charges in Johnny Was(17)	0.14	0.00
Amortization of recently acquired intangible assets(19)	0.17	0.00
TBBC change in fair value of contingent consideration(20)	0.00	0.02
Gain on sale of Lanier Apparel distribution center(25)	0.00	(0.12)
As adjusted(14)	$ 2.01 - 2.16	$1.68
	Full Year	Full Year
	Fiscal 2022 Guidance(24)	Fiscal 2021 Actual
Net earnings per diluted share:
GAAP basis	$ 9.89 - 10.04	$7.78
LIFO adjustments(16)	0.14	0.70
Inventory step-up charges in Johnny Was(17)	0.20	0.00
Tommy Bahama lease termination charges(18)	0.00	0.21
Amortization of recently acquired intangible assets(19)	0.24	0.01
TBBC change in fair value of contingent consideration(20)	0.00	0.05
Lanier Apparel exit charges(21)	0.00	0.04
Gain on sale of Lanier Apparel distribution center(25)	0.00	(0.12)
Transaction expenses and integration costs associated with the
Johnny Was acquisition(22)	0.13	0.00
Gain on sale of investment in unconsolidated entity(23)	0.00	(0.68)
As adjusted(14)	$ 10.60 - 10.75	$7.99

(1) The Johnny Was amounts represent the results from the September 19, 2022 acquisition date through the end of the fiscal period, or approximately 6 of the 13 weeks in the Company's fiscal third quarter.

(2) Beginning in Fiscal 2022, the Company combined Southern Tide, The Beaufort Bonnet Company (TBBC) and Duck Head into the Emerging Brands operating group. Previously, Southern Tide was a separately reported operating group and The Beaufort Bonnet Company and Duck Head were included in Corporate and Other. All prior periods have been restated to conform to the current period presentation. Net sales and operating income, as restated to conform to the current period presentation, for each operating group for each quarter of Fiscal 2021 were disclosed in the Company's Form 8-K filed on June 8, 2022.

(3) LIFO adjustments represents the impact of LIFO accounting adjustments. These adjustments are included in cost of goods sold in Corporate and Other.

(4) Inventory step-up charge in Johnny Was represents the impact of purchase accounting adjustments resulting from the step-up of inventory at acquisition of the Johnny Was business. These charges are included in cost of goods sold in Johnny Was.

(5) Lanier Apparel exit charges in cost of goods sold relate to amounts resulting from the exit of the Lanier Apparel business, which was completed in Fiscal 2021. These amounts in Fiscal 2021 primarily consist of estimates of inventory markdowns and costs related to the Merida, Mexico manufacturing facility, which ceased operations in Fiscal 2020. These amounts are included in cost of goods sold in Lanier Apparel.

(6) Tommy Bahama lease termination charges represents the charges associated with the termination of the Tommy Bahama New York office and showroom lease in Fiscal 2021. These charges are included in SG&A in Tommy Bahama.

(7) Amortization of Johnny Was intangible assets represents the amortization related to intangible assets acquired as part of the Johnny Was acquisition. These charges are included in SG&A in Johnny Was.

(8) Amortization of Southern Tide intangible assets represents the amortization related to intangible assets acquired as part of the Southern Tide acquisition. These charges are included in SG&A in Emerging Brands.

(9) TBBC change in fair value of contingent consideration represents the impact relating to the change in the fair value of contingent consideration related to the TBBC acquisition. These charges are included in SG&A in Emerging Brands.

(10) Lanier Apparel exit charges in SG&A relate to amounts resulting from the exit of the Lanier Apparel business, which was completed in Fiscal 2021. These amounts in Fiscal 2021 primarily consist of employee charges for retention and severance and termination charges related to certain license agreements. These charges are included in SG&A in Lanier Apparel.

(11) Transaction expenses and integration costs associated with the Johnny Was acquisition are included in SG&A in Corporate and Other.

(12) Gain on sale of investment in unconsolidated entity represents the impact relating to the gain recognized on the sale of the ownership interest in an unconsolidated entity in Fiscal 2021. Due to the utilization of benefits associated with certain capital losses to substantially offset the gain, there was minimal income tax expense associated with this gain. This gain is included in royalties and other income in Corporate and Other.

(13) Impact of income taxes represents the estimated tax impact of the above adjustments based on the estimated applicable tax rate on current year earnings in the respective jurisdiction.

(14) Amounts in columns may not add due to rounding.

(15) Guidance as issued on September 19, 2022. A reconciliation of the non-GAAP guidance measures to the corresponding GAAP measures was not available on a forward looking basis without unreasonable effort due to the uncertainty regarding, and the potential variability of, the impact of non-cash purchase accounting adjustments required under GAAP as well as one-time discrete transaction and integration expenses, none of which were known or reasonably estimable as of September 19, 2022.

(16) LIFO adjustments represents the impact, net of income taxes, on net earnings per share resulting from LIFO accounting adjustments. No estimate for LIFO accounting adjustments is reflected in the guidance for any future periods.

(17) Inventory step-up charge in Johnny Was represents the impact, net of income taxes, on net earnings per share of purchase accounting adjustments resulting from the step-up of inventory at acquisition of the Johnny Was business. The $3 million, or $0.14 per share, amount included in the Fourth Quarter of Fiscal 2022 is based on the preliminary estimate of purchase price allocation.

(18) Tommy Bahama lease termination charges represents the impact, net of income taxes, on net earnings per share of the charges associated with the termination of the Tommy Bahama New York office and showroom lease in Fiscal 2021.

(19) Amortization of recently acquired intangible assets represents the impact, net of income taxes, on net earnings per share resulting from the amortization of intangible assets acquired as part of the Johnny Was and Southern Tide acquisitions. The $4 million, or $0.17 per share, amount included in the Fourth Quarter of Fiscal 2022 is based on the preliminary estimate of purchase price allocation of the Johnny Was acquisition.

(20) TBBC change in fair value of contingent consideration represents the impact, net of income taxes, on net earnings per share relating to the change in the fair value of contingent consideration related to the TBBC acquisition.
(21) Lanier Apparel exit charges represents the impact, net of income taxes, on net earnings per share resulting from the exit of the Lanier Apparel business, which was completed in Fiscal 2021. These amounts in Fiscal 2021 primarily consist of estimates of inventory markdowns, costs related to the Merida, Mexico manufacturing facility, employee charges and termination charges related to certain license agreements.

(22) Transaction expenses and integration costs associated with the Johnny Was acquisition represents the transaction costs and integration costs impact, net of income taxes, on net earnings per share.

(23) Gain on sale of investment in unconsolidated entity represents the impact, net of income taxes, on net earnings per share relating to the gain recognized on the sale of the ownership interest in an unconsolidated entity in Fiscal 2021. Due to the utilization of benefits associated with certain capital losses to substantially offset the gain, there was minimal income tax expense associated with this gain.

(24) Guidance as issued on December 7, 2022.

(25) Gain on sale of Lanier Apparel distribution center represents the impact, net of income taxes, on net earnings per share resulting from the sale of the Lanier Apparel Toccoa, Georgia distribution center in Fiscal 2021.

		Location Count
	End of Q1	End of Q2	End of Q3	End of Q4
Fiscal 2021
Tommy Bahama
Full-price retail store	104	104	103	102
Retail-restaurant	21	21	21	21
Outlet	35	35	35	35
Total Tommy Bahama	160	160	159	158
Lilly Pulitzer Johnny Was	59	59	59	58
Full-price retail store	—	—	—	—
Outlet	—	—	—	—
Total Johnny Was	—	—	—	—
Emerging Brands
Southern Tide	4	4	4	4
TBBC	—	—	—	1
Oxford Total	223	223	222	221
Fiscal 2022
Tommy Bahama
Full-price retail store	102	102	102	—
Retail-restaurant	21	21	21	—
Outlet	35	35	35	—
Total Tommy Bahama	158	158	158	—
Lilly Pulitzer Johnny Was	59	58	59	—
Full-price retail store	—	—	64	—
Outlet	—	—	2	—
Total Johnny Was	—	—	66	—
Emerging Brands
Southern Tide	4	5	5	—
TBBC	1	2	2	—
Oxford Total	222	223	290	—